Exhibit 97
Title: Global Incentive Compensation Clawback Policy
Effective Date: 2 October 2023
Policy Owner/Contact: Molson Coors’ VP, Total Rewards
Policy Approver: Molson Coors’ Chief Legal & Government Affairs Officer
PURPOSE
The Compensation and Human Resources Committee (“Committee”) of the Board of Directors (“Board”) of Molson Coors Beverage Company (“Company”) has adopted this Global Incentive Compensation Clawback Policy (“Policy”) to provide for the recovery of Erroneously Awarded Compensation that was Received by Executive Officers in the event of an Accounting Restatement. This Policy is intended to comply with, and to be administered and interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act, and Listing Standard 303A.14 adopted by the New York Stock Exchange (the “Listing Standards”). Capitalized terms used but not otherwise defined in this Policy have the meanings set forth in the “Definitions” section below.
Questions regarding this Policy should be directed to the Vice President, Total Rewards.
SCOPE
For purposes of this Policy, an “Executive Officer” shall mean any current or former executive officer as determined by the Board in accordance with Rule 10D-1 and the Listing Standards. Executive Officers include any “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board. Executive Officers include, at a minimum, executive officers identified pursuant to Item 401(b) of Regulation S-K.
POLICY
Unless a Clawback Exception applies, it is Company’s policy that it will recover reasonably promptly from each Executive Officer the Erroneously Awarded Compensation that was Received by such Executive Officer in the event that the Company is required to prepare an Accounting Restatement.
Permitted Exceptions
The Company is required to recover all Erroneously Awarded Compensation that was Received by an Executive Officer in the event of an Accounting Restatement unless (i) any of the following conditions are met, and (ii) the Committee has made a determination that recovery would be impracticable (under such circumstances, a “Clawback Exception” applies):
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Erroneously Awarded Compensation from such Executive Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the New York Stock Exchange (“NYSE”));
•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and has provided such opinion to the NYSE); or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.
Insurance and Indemnification Prohibition
The Company shall not be permitted to insure or indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation.
Administration and Interpretation
The Committee will administer this Policy in accordance with the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the Listing Standards adopted by the NYSE (or any other national securities exchange on which the Company’s securities are listed), and any applicable SEC or NYSE guidance or interpretations issued from time to time regarding such Erroneously Awarded Compensation recovery requirements. Further, the Committee will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity,

Exhibit 97
inconsistency or conflict in this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respective to each Executive Officer covered by this Policy. The Committee will review this Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Executive Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Erroneously Awarded Compensation.
Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or any similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require an Executive Officer to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any other recoupment policy that may be in effect from time to time, including in any employment agreement, plan or equity award agreement or similar agreement and any other legal remedies available to the Company pursuant to any policy adopted by the Company with respect to an Executive Officer or any other employee. Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Company have against an individual arising out of, or resulting from, any actions or omissions by such individual.
Disclosure
This Policy, and any recovery of Erroneously Awarded Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed in accordance with the requirements of federal securities laws.
Effective Date
This Policy is effective as of October 2, 2023.
Successors
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
DEFINITIONS
“Accounting Restatement” is defined as an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Erroneously Awarded Compensation” is defined as the amount of Incentive-Based Compensation that was Received during the applicable Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.
•Incentive-Based Compensation that was Received by an Executive Officer will only qualify as Erroneously Awarded Compensation if: (i) it is Received after the Effective Date; (ii) it is Received after such Executive Officer begins service as an Executive Officer; (iii) such Executive Officer served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) it is Received during the applicable Recovery Period.
•For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Erroneously Awarded Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the NYSE documentation of the determination of such reasonable estimate.

Exhibit 97
“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or including in a filing with the SEC.
“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
The applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Restatement Date and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).
The “Restatement Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.
REFERENCE INFORMATION
Code of Business Conduct
AVAILABLE POLICY TRANSLATIONS

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